Exhibit 3.5

                      ARTICLES OF AMENDMENT
                              TO THE
                    ARTICLES OF INCORPORATION
                                OF
                SOUTH ALABAMA BANCORPORATION, INC.



     These Articles of Amendment are executed on the    27th   day of May, 1999.

                           ARTICLE ONE
     The name of the corporation is South Alabama Bancorporation, Inc.

                           ARTICLE TWO
     The Articles of Incorporation of the corporation are amended by deleting subparagraph (a) of Article Two in its entirety and replacing the same with the following:

                    "(a) The total number of shares of capital stock which the Corporation shall have authority to issue is 20,500,000 shares of the par value of $.01 per share, consisting of: (1) 20,000,000 shares of Common Stock and (2) 500,000 shares of Preferred Stock."

                          ARTICLE THREE
     The foregoing amendment was adopted on May 13, 1998.

                           ARTICLE FOUR
     (a) The number of outstanding shares entitled to vote on the foregoing amendment is 7,729,425shares of common stock. The corporation has no separate voting groups, and 6,930,587 shares were represented at the meeting.

     (b) The shares were voted 6,877,561 shares for said amendment and 13,160 shares against said amendment.

     IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed by its officer thereunto duly authorized on the date first above written.


                              SOUTH ALABAMA BANCORPORATION, INC.

                               By:     /s/  W. Bibb Lamar, Jr.
                                       W. BIBB LAMAR, JR., President and
                                       Chief Executive Officer






Prepared by:

Brooks P. Milling, Esquire
Hand Arendall, L.L.C.
P. O. Box 123
Mobile, Alabama  36601
(334) 432-5511